
FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS                                                        Exhibit 20
-------------------------------------------------------                                                        ----------------


Combined Balance Sheets


Unaudited (In thousands, except shares)                                            September 30,  December 31,
                                                                                       1996          1995
                                                                                   -------------  ----------

ASSETS
Investments in real estate
  Land                                                                              $  51,772     $  54,403
  Buildings and improvements                                                          398,616       395,157
                                                                                    ---------     ---------
                                                                                      450,388       449,560
  Less - Accumulated depreciation                                                    (109,673)     (107,701)
                                                                                    ---------     ---------
    Total investments in real estate                                                  340,715       341,859

Investment in joint venture                                                            30,000

Mortgage loans receivable                                                              42,206        42,042

Other assets
  Cash and cash equivalents                                                             1,852         3,402
  Accounts receivable and prepayments                                                   5,917         4,536
  Deferred charges and other, net                                                       5,251         4,873
  Unamortized debt issue costs                                                          4,326         4,287
                                                                                    ---------     ---------
                                                                                    $ 430,267     $ 400,999
                                                                                    =========     =========


LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
  Mortgage loans                                                                    $ 129,985     $  83,854
  Senior notes                                                                        100,000       105,000
  Bank loans                                                                           63,940        69,600
  Accounts payable and accrued liabilities                                             19,828        21,779
  Deferred obligations                                                                 10,796        10,670
  Deferred capital gains and other deferred income                                      7,737         7,741

Shareholders' equity, including shares of beneficial interest,
  $1 par, unlimited authorization, outstanding 1996--17,459,144;
  1995--17,485,057                                                                     97,981       102,355
                                                                                    ---------     ---------
                                                                                    $ 430,267     $ 400,999
                                                                                    =========     =========




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


FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS                                                  Exhibit 20
-------------------------------------------------------                                                 ------------



Combined Statements of Income


Unaudited (In thousands, except per share data)                                      Three Months Ended        Nine Months Ended
                                                                                        September 30,            September 30,
                                                                                 ------------------------   -----------------------

                                                                                      1996         1995        1996       1995
                                                                                   ---------    ---------   ---------   --------

Revenues
  Rents                                                                            $ 18,606     $ 18,745    $ 55,386    $ 55,068
  Interest - Mortgage loans                                                           1,129        1,126       3,600       3,319
           - Short-term investments                                                                                9         407
                                                                                   --------     --------    --------    --------
                                                                                     19,735       19,871      58,995      58,794
                                                                                   --------     --------    --------    --------

Expenses
  Property operating                                                                  6,341        6,845      19,517      19,402
  Real estate taxes                                                                   2,132        2,216       6,198       6,344
  Depreciation and amortization                                                       3,092        3,022       9,858       8,688
  Interest - Mortgage loans                                                           2,303        1,922       6,368       5,836
           - Senior notes                                                             2,219        2,326       6,871       6,979
           - Bank loans and other                                                     1,358        1,408       4,274       3,810
  General and administrative                                                          1,246        1,807       4,769       5,531
                                                                                   --------     --------    --------    --------
                                                                                     18,691       19,546      57,855      56,590
                                                                                   --------     --------    --------    --------
Income before capital gains and cumulative effect of accounting change                1,044          325       1,140       2,204
Capital gains                                                                                                             29,870
                                                                                   --------     --------    --------    --------
Income before cumulative effect of accounting change for internal leasing costs       1,044          325       1,140      32,074
Cumulative effect of change in accounting for internal leasing costs                                                      (4,325)
                                                                                   --------     --------    --------    --------
Net income                                                                         $  1,044     $    325    $  1,140    $ 27,749
                                                                                   ========     ========    ========    ========


Per share

  Income before cumulative effect of accounting change                             $    .06     $    .02    $    .07    $   1.76
  Cumulative effect of change in accounting
    for internal leasing costs                                                                                              (.24)
                                                                                   --------     --------    --------    --------
  Net income                                                                       $    .06     $    .02    $    .07    $   1.52
                                                                                   ========     ========    ========    ========

Adjusted shares of beneficial interest                                               17,224       18,163      17,237      18,160
                                                                                     ======       ======      ======      ======


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

FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS                                                    Exhibit 20
-------------------------------------------------------                                                    ----------

Combined Statements of Changes in Cash

Unaudited (In thousands)                                    Three Months             Nine Months
                                                        Ended September 30,      Ended September 30,
                                                   -------------------------   -----------------------

                                                        1996         1995         1996         1995
                                                     ----------   ----------   ---------     ---------

Cash provided by (used for) operations
  Net Income                                         $  1,044     $    325     $  1,140     $ 27,749
  Adjustments to reconcile net income to net
    cash provided by operations --
      Depreciation and amortization                     3,092        3,022        9,858        8,688
      Cumulative effect of change in accounting
        for internal leasing costs                                                             4,325
      Capital gains                                                                          (29,870)
      Increase in deferred charges, net                  (280)        (386)        (854)      (1,595)
      Increase in deferred interest on
        mortgage investments, net                        (102)        (103)        (295)        (289)
      Increase in deferred obligations                     44           37          126          108
      Net changes in other assets and liabilities       7,772        1,167        3,833        2,522
                                                     --------     --------     --------     --------
        Net cash provided by operations                11,570        4,062       13,808       11,638
                                                     --------     --------     --------     --------

Cash provided by (used for) investing
  Repayment of mortgage investment                                                7,000
  Principal received from mortgage investments             45           41          131          119
  Proceeds from sale of properties                                                1,825       27,500
  Investment in joint venture                         (30,000)                  (30,000)
  Investment in properties                                            (664)                  (33,508)
  Investment in capital and tenant improvements        (3,132)      (8,184)     (16,578)     (15,615)
                                                     --------     --------     --------     --------
        Net cash used for investing                   (33,087)      (8,807)     (37,622)     (21,504)
                                                     --------     --------     --------     --------

Cash provided by (used for) financing
  Increase in mortgage loans                           12,000                    48,500
  Increase (decrease) in short-term loans              12,270        7,480       (5,660)      16,050
  Repayment of mortgage loans                            (847)        (919)      (2,369)      (2,764)
  Sale of First Union shares                                                         81           75
  Dividends paid                                       (1,921)      (1,843)      (5,869)      (5,497)
  Debt issue costs paid                                  (536)        (128)      (1,313)        (166)
  Purchase of First Union shares                                                 (7,125)
  Sale of interest rate protection agreement                                      1,025
  Repayment of Medium Term Notes                       (5,000)                   (5,000)
  Other                                                                 (6)          (6)         (10)
                                                     --------     --------     --------     --------
        Net cash provided by financing                 15,966        4,584       22,264        7,688
                                                     --------     --------     --------     --------
Decrease in cash and cash equivalents                  (5,551)        (161)      (1,550)      (2,178)
Cash and cash equivalents at beginning of period        7,403          958        3,402        2,975
                                                     --------     --------     --------     --------
Cash and cash equivalents at end of period           $  1,852     $    797     $  1,852     $    797
                                                     ========     ========     ========     ========


Notes to Combined Financial Statements

1. Income per share of beneficial interest has been computed on weighted average shares and share equivalents outstanding for the applicable periods.

2. In 1995, the Trust changed its accounting method to directly expense internal leasing costs and recorded a $4.3 million charge for the cumulative effect of the accounting change retroactive to January 1, 1995. Previously, the Trust deferred and amortized these costs over the lives of consummated lease transactions. Depreciation and amortization, general and administrative expenses, income before capital gains and cumulative effect of accounting change, net income and earnings per share on the 1995 Combined Statements of Income and investment in properties on the 1995 Combined Statements of Changes in Cash have been restated to reflect the change in accounting.

3. In February 1996, the Trust sold two office buildings in Cleveland, Ohio for $1.8 million in cash and a $7 million mortgage note resulting in a loss of $5.6 million. This loss had been previously recognized during the fourth quarter of 1995. In January 1995, the Trust sold its 50% interests in two malls in Wilkes-Barre, Pennsylvania and Fairmount, West Virginia for a $2 million payment which was received in 1994, a tax-free exchange of these properties for $27.5 million of cash that was deposited into a tax intermediary escrow account, a $6 million mortgage note receivable and the assumption by the purchaser of $4.7 million in mortgage debt, resulting in a capital gain for financial reporting purposes of approximately $29.9 million.

4. In late September 1996, the Trust invested $30 million in a joint venture which acquired nine regional shopping malls located in Louisiana, Arkansas, Texas, Oklahoma and New Mexico. The purchase price paid by the joint venture was $311.7 million which included the assumption of $50 million in existing mortgage debt. The Trust owns 26% of the joint venture and is recording this investment using the equity method of accounting. The joint venture had no effect on net income during the third quarter of 1996 since the transaction occurred at the end of the quarter.